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                        [Texas American Bank Letterhead]

                               ___________, 1996


Dear Shareholders:

     A special meeting of shareholders (the "Meeting") of Texas American Bank ("Texas American") will be held at __________ on __________, at ______________________. At the Meeting, Texas American's shareholders will consider and vote to approve, ratify, confirm and adopt (i) an Agreement and Plan of Merger pursuant to which it is proposed that Compass Texas American, Inc. ("Compass Texas"), a Texas corporation and a wholly-owned subsidiary of Compass Bancshares, Inc. ("Compass"), formed for the purpose of accomplishing the proposed transaction, will merge (the "Merger") with and into Texas American and (ii) a Merger Agreement pursuant to which it is proposed that Texas American will merge (the "Bank Merger") with and into Compass Bank, a Texas state bank and an indirect wholly owned subsidiary of Compass. The enclosed Notice of Special Meeting of Shareholders outlines the business to be transacted at the Meeting, and the enclosed Proxy Statement/Prospectus explains the terms of the proposed Merger and Bank Merger and provides other information concerning Texas American, Compass Texas and Compass. We urge you to read these materials carefully.

     Your Board of Directors believes that the affiliation of Texas American with Compass through the Merger and Bank Merger will enable Texas American to serve its customers and communities better and to compete more effectively with other financial institutions. After the Merger and the Bank Merger, Texas American's shareholders will own publicly traded stock in a much larger, more diversified financial institution with a history of paying dividends on its common stock.

     For the Merger and the Bank Merger to become effective, among other conditions described in the Proxy Statement/Prospectus, the holders of at least two-thirds of the outstanding shares of Texas American's common stock must vote in favor of the Merger and the Bank Merger. THE BOARD OF DIRECTORS OF TEXAS AMERICAN RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AND THE BANK MERGER.

     You are cordially invited to attend the Meeting. Your Board of Directors cannot stress strongly enough that the vote of every shareholder, regardless of the number of shares owned, is important. FAILURE TO VOTE BY PROXY OR IN PERSON AT THE MEETING IS EQUIVALENT TO A VOTE AGAINST THE MERGER AND THE BANK MERGER. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. If you need assistance in completing your Proxy, please call the undersigned or __________ at (___) ________.

                                    Very truly yours,

                                    ________________,
                                    Chairman of the Board